Second Quarter 2025 Investor Briefing August 26, 2025

Second Quarter 2025 Investor Briefing Notice to Recipients Certain of the information contained in this presentation, including certain of the statements made by representatives of Oglethorpe Power Corporation (An Electric Membership Corporation) (“Oglethorpe” or “OPC”), that are not historical facts are forward-looking statements. Although Oglethorpe believes that in making these forward-looking statements its expectations are based on reasonable assumptions, Oglethorpe cautions the reader not to put undue reliance on these forward-looking statements, which are not guarantees of future performance. Forward-looking statements involve uncertainties and there are important factors, many of which are outside management’s control, which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements are described under the headings “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Securities and Exchange Commission on August 13, 2025, and “ITEM 1A - RISK FACTORS” in our Annual Report on Form10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission on March 31, 2025. This electronic presentation is provided as of August 26, 2025. If you are viewing this presentation after that date, there may have been events that occurred subsequent to such date that could have a material adverse effect on the information that was presented. Oglethorpe undertakes no obligation to publicly update any forward-looking statements. 2

Second Quarter 2025 Investor Briefing ‣ New Generation Update ‣ Operations Update ‣ Financial and Liquidity Update Betsy Higgins Executive Vice President and Chief Financial Officer Annalisa Bloodworth President and Chief Executive Officer 3 Rich Wallen Executive Vice President and Chief Operating Officer Presenters and Agenda

Second Quarter 2025 Investor Briefing Future Power Resources – Update Smarr CC (1,425 MW, two-unit combined cycle; 2029 projected in-service date) ‣ We have increased our preliminary cost estimate for this facility to approximately $3.3 billion, including contingency, (~$2,300 / KW) due to cost volatility in the market for construction of electric generation facilities. • We anticipate finalizing the EPC contract in September, at which point we will confirm this preliminary cost estimate in our budget. ‣ As previously discussed, we selected GE Vernova as original equipment manufacturer. ‣ We plan to seek RUS financing for this project, with any costs not financed by RUS to be financed in the capital markets. • Due to the time required for this financing approach, we may seek intermediate- term financing in the bank or capital markets next year to bridge long-term financing. Other Future Power Resources ‣ We continue to make progress on our other future power projects including: • Talbot Unit 7 (240 MW CT with dual fuel capabilities; 2029 projected in-service date), for which we expect to select a contractor by the end of this year. • Battery Storage Project (75 MW utility-scale battery storage; 2029-2030 projected in-service dates). • Existing fleet uprates. 4

Second Quarter 2025 Investor Briefing EPA’s Proposed Repeal of Greenhouse Gas Emissions Standards for Power Plants Comments submitted by Oglethorpe ‣ Oglethorpe supports the repeal of EPA’s 2024 Carbon Pollution Standards (CPS). ‣ The CPS could force the premature retirement of existing coal plants. • The CO2 performance standards adopted by the CPS are not based on “adequately demonstrated” technologies and set unachievable CO2 emissions limitations. • Co-firing with 40% natural gas is neither cost-effective nor technically feasible by the compliance deadline of 2030. ‣ The CPS will limit utilization of highly efficient, state of the art new baseload combustion turbines (CTs) and jeopardize grid reliability and resiliency. • Carbon capture and sequestration (CCS) technology is not “adequately demonstrated” or economically feasible. • In addition to the CCS-based standards, EPA should repeal the unrealistic efficiency standards for new CTs at startup. ‣ EPA should provide national permitting guidance to ensure that new CT projects at any stage of the permitting or acquisition process will not be subject to the CPS. 5

Second Quarter 2025 Investor Briefing Oglethorpe’s Diversified Power Supply Portfolio (a) Capacity and energy include Oglethorpe and Smarr EMC resources. Oglethorpe and Smarr EMC capacity reflects summer reserve planning capacity. 6

Second Quarter 2025 Investor Briefing Capacity Factor Comparison Through June 30 7 (a) Vogtle Unit 4 was placed in service on April 29, 2024. Therefore, the 2024 capacity factor includes Vogtle 4 operation only in May and June. (b) Washington was acquired in December 2022, and its output was sold off-system under a tolling agreement with Georgia Power through May 31, 2024. Therefore, 2024 capacity factor shown only includes the operation in June. (c) Acquisition of Walton County Energy Facility closed June 28, 2024, and the unit did not run between June 28, 2024 and June 30, 2024. Therefore, 2024 capacity factor is not shown.

Second Quarter 2025 Investor Briefing Members’ Historical Load 8

Second Quarter 2025 Investor Briefing Dual Fuel Conversion Projects – On Track for Completion by December ‣ In 2023, Oglethorpe initiated two new dual-fuel projects at Talbot units 1-6 and Washington County Power units 2 and 3. • These projects are on track for completion by December 2025. ‣ Talbot units 5 and 6 currently have dual fuel; this project is adding dual fuel to the remaining 4 units and increases the fuel oil capability at units 5 and 6. ‣ When complete, these units will be able to switch from natural gas to liquid fuel anytime when natural gas supply could be interrupted (e.g. during extreme weather). 9 Talbot Energy Facility Washington County Power ‣ The fuel oil will be stored on site and will provide enough capacity to supply 70 hours of energy at Washington and 50 hours of energy at Talbot (including addition of Talbot 7). ‣ Total investment for these two projects is estimated to be ~$220 million and scheduled to be completed by end of 2025. • Talbot 1-6: $126 million • Washington: $91 million

Oglethorpe is Adding Nearly 1,100 MW of Dual Fuel Capability to its Fleet

OglethorpePower

- Currently targeting 15-18% of total winter fleet capacity for dual fuel.

Resource	Projected In-Service Year of Dual Fuel Capability	Dual Fuel Conversion / Addition	Dual Fuel Capability (cumulative)	Dual Fuel as % of Oglethorpe Projected Winter Capacity (cumulative)
Legacy (Hartwell, Talbot Units 5&6)	Currently In Service	-	603 MW	6%
Baconton	In Service, Acquired May 2023	45 MW addition	648 MW	7%
Washington (2 units)	2025 (December)	374 MW[a] conversion	1,022 MW	10%
Talbot (1-4)	2025 (December)	484 MW[a] conversion	1,506 MW	15%
Talbot 7	2029, new construction	~240 MW addition	~1,745 MW	15%

- Will continue to enhance winter resiliency.
- Will continue to monitor and determine if / where additional dual fuel capabilities are needed.

[a] These units are currently in-service as single fuel (natural gas) units and are being converted to dual fuel capability. Represents the current winter planning capacity of these units, which differs from summer capacity.

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Income Statement Excerpts

OglethorpePower

($ in thousands)	Six Months Ended Jun 31, 2025	Six Months Ended Jun 31, 2024	6/30/2024-6/30/2025 % Change	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Statement of Revenues and Expenses:						
Operating Revenues:						
Sales to Members - Capacity	$836,296	$757,428	10.4%	$1,501,903	$1,082,368	$984,036
Sales to Members - Energy	433,695	340,209	27.5%	643,619	599,198	990,647
Total Sales to Members	$1,269,991	$1,097,637	15.7%	$2,145,522	$1,681,566	$1,974,683
Sales to non-Members	41,333	2,767	1393.8%	36,325	58,619	155,454
Operating Expenses:	1,004,346	855,033	17.5%	1,698,351	1,463,119	1,936,086
Other Income	20,595	38,699	-46.8%	67,390	81,049	72,244
Net Interest Charges	264,272	217,780	21.3%	480,385	292,325	204,591
Net Margin	**$63,301**	**$66,290**	-4.5%	**$70,501**	**$65,790**	**$61,704**
Margins for Interest Ratio[(a)]	**1.10**	**1.14**	**-3.5%**	**1.14**	**1.14**	**1.14**
Sales to Members						
Energy Cost (cents/kWh)	**2.80**	**2.36**	**18.3%**	**2.08**	**2.12**	**3.86**
Average Power Cost (cents/kWh)	**8.19**	**7.63**	**7.4%**	**6.92**	**5.94**	**7.70**
Sales to Members (MWh) [(b)]	**15,504,762**	**14,391,964**	**7.7%**	**31,001,082**	**28,289,147**	**25,634,984**

(a) Margins for Interest ratio is calculated on an annual basis and is determined by dividing Oglethorpe's Margins for Interest by Interest Charges, both as defined in Oglethorpe's First Mortgage Indenture. For interim periods, this line represents the targeted Margins for Interest ratio for the year. The Indenture obligates Oglethorpe to establish and collect rates that, subject to any necessary regulatory approvals, are reasonably expected to yield a Margins for Interest ratio equal to at least 1.10 for each fiscal year. In addition, the Indenture requires Oglethorpe to show that it has met this requirement for certain historical periods as a condition for issuing additional obligations under the Indenture. Oglethorpe increased its Margins for Interest ratio to 1.14 each year, from 2010 through 2024, above the minimum 1.10 ratio required by the Indenture. With the completion of Vogtle 3&4 construction, Margins for Interest ratio was decreased back to the minimum 1.10 in the 2025 budget.

(b) Excludes test energy megawatt-hours from Plant Vogtle Units 3 and 4 supplied to members. Any revenues and costs associated with test energy were capitalized.

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Balance Sheet Excerpts

($ in thousands)	June 30, 2025	December 31, 2024	December 31, 2023
Balance Sheet Data:			
Assets:			
Electric Plant:			
Net Plant in Service	$11,901,537	$11,989,581	$8,996,092
CWIP	559,611	320,167	3,294,641
Nuclear Fuel	411,623	402,328	389,662
Total Electric Plant	$12,872,771	$12,712,076	$12,680,395
Total Investments and Funds	1,536,707	1,492,372	1,449,689
Total Current Assets	1,017,043	1,109,969	1,191,687
Total Deferred Charges	1,149,847	1,163,121	1,203,080
Total Assets	**$16,576,368**	**$16,477,538**	**$16,524,851**
Capitalization:			
Patronage Capital and Membership Fees	$1,391,719	$1,328,418	$1,257,917
Long-term Debt and Finance Leases	12,124,309	12,167,367	11,644,503
Other	37,790	37,625	35,014
Total Capitalization	$13,553,818	$13,533,410	$12,937,434
Total Current Liabilities	1,004,903	936,414	1,358,453
Total Deferred Credits and Other Liabilities	2,017,647	2,007,714	2,228,964
Total Equity and Liabilities	**$16,576,368**	**$16,477,538**	**$16,524,851**
Total Capitalization	**$13,553,818**	**$13,533,410**	**$12,937,434**
Plus: Unamortized Debt Issuance Costs and Bond Discounts on LT debt	123,407	120,328	120,560
Plus: Long-term Debt and Finance Leases due within one year	393,363	398,979	384,426
Total Long-Term Debt and Equities	**$14,070,588**	**$14,052,717**	**$13,442,420**
Equity Ratio[(a)]	**9.9%**	**9.5%**	**9.4%**

(a) The equity ratio is calculated, pursuant to Oglethorpe's First Mortgage Indenture, by dividing patronage capital and membership fees by total capitalization plus unamortized debt issuance costs and bond discounts and long-term debt due within one year (Total Long-Term Debt and Equities in the table above). Oglethorpe has no financial covenant requirement to maintain a minimum equity ratio; however, a covenant in the Indenture restricts distributions of equity (patronage capital) to its Members if its equity ratio is below 20%. Oglethorpe also has covenants in three credit agreements that require a minimum total patronage capital, with the highest such requirement being $900 million. The equity ratio is less than that of many investor-owned utilities because Oglethorpe operates on a not-for-profit basis and has a significant amount of authority to set and change rates to ensure sufficient cost recovery to produce margins to meet financial coverage requirements.

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RUS and DOE Loan Summaries as of July 31, 2025

RUS-Guaranteed Loans[a]

Purpose/Use of Proceeds	Approved	Advanced	Remaining Amount
Current Loans			
General & Environmental Improvements	$630,342,000	$469,580,708	$160,761,292
General & Environmental Improvements	$755,208,000	$302,621,433	$452,586,567
Walton Acquisition [b]	$80,058,000	$0	$80,058,000
	$1,465,608,000	**$772,202,141**	**$693,405,859**

Total amount outstanding under all RUS Guaranteed Loans is $2.8 billion, with an average interest rate of 3.537%.

(a) RUS guaranteed loans are funded through the Federal Financing Bank and made at comparable Treasury plus 0.125%.
(b) RUS loan conditionally committed as of February 10, 2025. We expect to fully advance this loan in 2025.

DOE-Guaranteed Loans for Vogtle 3&4 Construction

Loan Agreement	Advanced	Repaid	Outstanding
2014 Loan	$3,013,348,382	$421,926,905	$2,591,421,477
2019 Loan	$1,619,679,706	$226,479,813	$1,393,199,893
	$4,633,028,088	**$648,406,718**	**$3,984,621,370**

Average interest rate on the outstanding balance under the DOE-guaranteed loans is 2.936%.

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Second Quarter 2025 Investor Briefing Oglethorpe’s Available Liquidity (a) $40.53 million of Oglethorpe’s Tax-Exempt Bonds are in a weekly variable rate backed by Oglethorpe’s own liquidity, which it is reserving to support these bonds. 14

Second Quarter 2025 Investor Briefing Recent and Upcoming Financial Activity Completed in 2025 Q1 Received conditional commitment from RUS for up to $331 million 0% loan to refinance debt related to the retired Wansley coal plant. $350 million Green First Mortgage Bonds for Vogtle 3&4 (final issuance for Vogtle 3&4 construction) $272 million remarketing of Burke Series 2013A and 2017E Bonds and Monroe 2013A Bonds in Term Rate mode $41 million remarketing of Appling Series 2013A Bonds into a Weekly Rate mode (VRDBs) with self liquidity Q3 Submitted two loan applications to RUS for general capital improvements in the amount of $620 million. Upcoming in 2025 December Submitting a loan application to RUS for construction of Smarr CC (amount to be determined). (We anticipate submitting the loan application for Talbot Unit 7 in 2026.) 15

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Second Quarter 2025 Investor Briefing • A link to this presentation will be posted on Oglethorpe’s website www.opc.com. • Oglethorpe’s SEC filings, including its annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K are made available on its website. • Oglethorpe’s latest Corporate Responsibility / ESG Report, its qualitative and quantitative EEI ESG/Sustainability Reports, and Green Bond information, including the Green Bond 2025 Post-Issuance Report, are available on its website. • Member information is generally filed as an exhibit to Form 10-Q for the first or second quarter of each year. (Exhibits are available on EDGAR but not on Oglethorpe’s website.) 2024 Member information was filed in an exhibit to Form 10-Q for the second quarter of 2025. • For additional information please contact: Additional Information 17 Investor Contacts Name Title Email Address Phone Number Betsy Higgins Executive Vice President and Chief Financial Officer betsy.higgins@opc.com 770-270-7168 Cheri Garing Senior Vice President, Planning cheri.garing@opc.com 770-270-7204 Joe Rick Senior Director, Capital Markets and Investor Relations joe.rick@opc.com 770-270-7240 Media Contact Name Title Email Address Phone Number Blair Romero Director, Corporate Communications blair.romero@opc.com 770-270-7290